EXHIBIT 3.2

GESCHÄFTSORDNUNG FÜR DEN VORSTAND		RULES OF PROCEDURE FOR THE MANAGEMENT BOARD
Der Aufsichtsrat hat dem Vorstand mit Beschluß vom PCOM folgende Geschäftsordnung gegeben:		The Supervisory Board, by resolution of [ ], adopted the following rules of procedure for the Management Board:
§ 1 Allgemeines		§ 1 General
1.	Der Vorstand führt die Geschäfte der Gesellschaft nach Maßgabe des Gesetzes, der Satzung der Gesellschaft und dieser Geschäftsordnung. Er arbeitet mit den übrigen Organen der Gesellschaft und, soweit vorhanden, der Vertretung der Belegschaft, zum Wohle des Unternehmens vertrauensvoll zusammen.	1.
			The Management Board ("Board") and its members ("Directors") shall conduct the business of the Company in accordance with the law, the Company's Articles of Association and these Rules of Procedure. The board shall co-operate with the other bodies of the Company and the body representing the employees, if any, for the benefit of the Company.
2.	Die Verteilung der Geschäftsbereiche auf die einzelnen Mitglieder des Vorstands und die Stellvertreterregelung werden durch den Aufsichtsrat festgelegt.	2.	The allocation of the business activities to specific Directors and the deputizing rules shall be determined by the Supervisory Board
§ 2 Gesamtgeschäftsführung		§ 2 Joint Management
1.	Die Mitglieder des Vorstandes tragen die Verantwortung für die gesamte Geschäftsführung gemeinsam. Sie arbeiten kollegial zusammen und important unterrichten sich gegenseitigüber wichtige Maßnahmen und Vorgänge in ihren Geschäftsbereichen. Jedes Mitglied ist verpflichtet, bei schwerwiegenden Bedenken in einer Angelegenheit eines anderen Geschäftsbereiches, wenn diese nicht durch eine Aussprache mit dem verantwortlichen Mitglied behoben werden können, eine Beschlußfassung des Vorstandes herbeizuführen.	1.
			The Directors shall be jointly responsible for all management matters. They shall co-operate and inform each other continuously about measures and events within their respective areas of responsibility. Each Director is obligated to seek a resolution of the entire Board in the event that he has serious concerns with a matter originating in another Director's area of responsibility, unless such concerns can be remedied directly by a discussion with the Director in charge.
2.	Der gesamte Vorstand entscheidet:	2.	All Directors shall jointly decide:
	a) in allen Angelegenheiten, in denen nach dem Gesetz, der Satzung dieser Geschäftsordnung eine Beschlußfassung durch den gesamten Vorstand vorgeschrieben ist, insbesondereüber:		a) in all matters where pursuant to the oder law, the Articles of Association or these Rules of Procedure a decision by all Directors is required, in particular as regards:

	— die Aufstellung des Jahresabschlusses und des Lageberichts,		— the preparation of the annual accounts (including the management report),
	— die Einberufung von Sitzungen des Aufsichtsrates und die Vorschläge zur Beschlußfassung,		— the request for the convening of meetings of the Supervisory Board and the proposals for resolutions of the Supervisory Board,
	— den Inhalt der Berichterstattung an den Aufsichtsrat. Die Berichterstattung obliegt dem Gesamtvorstand unter Federführung des Vorstandsvorsitzenden,		— the content of the reporting to the Supervisory Board, with all Directors being responsible for such reporting, and the CEO taking the lead.
	— Geschäfte, die der Zustimmung des Aufsichtsrates bedürfen.		— the transactions requiring approval by the Supervisory Board,
	b) in allen Angelegenheiten, die dem Vorstand durch den Vorsitzenden oder ein Mitglied zur Beschlußfassung vorgelegt werden,		b) in all matters submitted for resolution by the CEO or another Director,
	c) über die Richtlinien und Pläne für die einzelnen Geschäftsbereiche der Gesellschaft,		c) upon guidelines and plans for individual business areas of the Company,
	d) über alle Angelegenheiten, die nicht durch die Geschäftsverteilung einem Geschäftsbereich zugewiesen sind,		d) in all matters which have not been allocated to any Director's specific area of responsibility,
	e) über Geschäfte von außerge-wöhnlicher Bedeutung und Vorfälle bzw. Geschäfte, die ein außergewöhnliches Risi-ko für die Gesellschaft dar-stellen können,		e) upon transactions of exceptional importance and upon any events and transactions which might constitute an extraordinary risk for the Company,
	f) über die Einberufung der Hauptversammlung sowie Vorschläge des Vorstands zur Beschlußfassung in der Hauptversammlung,		f) upon the convening of the shareholders' meeting as well as the Management Board proposals for resolutions in the shareholders' meeting
	g) über die Entscheidungüber das Verlangen, eine Beschlußfassung der Hauptversammlung nach§ 119 Abs. 2 AktG herbeizuführen.		g) upon the decision about the proposal to seek from the shareholders' meeting a resolution pursuant to § 119(2) AktG (Stock Corporation Act)
§ 3 VORSITZENDER DES VORSTANDS		§ 3 CEO
1.	Dem Vorstandsvorsitzenden obliegt die Koordination der Geschäftsbereiche. Er hat auf eine einheitliche Ausrichtung der Geschäftsführung auf die durch die Beschlüsse des Vorstands festgelegten Ziele hinzuwirken. Von den Mitgliedern des Vorstandes kann er jederzeit Auskünfteüber einzelne Angelegenheiten ihres Geschäftsbereiches verlangen.	1.
The CEO is responsible for the co-ordination the areas of responsibility. He shall seek to co-ordinate management activities to achieve the objectives determined by the Director's resolutions. He may at any time request any Director to provide him with information on specific details of his area of responsibility.

2.	Der Vorstandsvorsitzende repräsentiert den Vorstand und die Gesellschaft nach außen, insbesondere gegenüber Verbänden, Behörden, Wirtschaftsorganisationen und Publikumsorganen. Er kann diese Aufgaben für bestimmte Arten von Angelegenheiten oder im Einzelfall auf ein anderes Mitglied des Vorstandesübertragen.	2.
			The CEO shall represent the Directors and the Company vis-à-vis third parties, in particular vis-à-vis industry and other associations, public authorities and the press. He may delegate his responsibilities for specific types of affairs or in individual cases to another Director.
3.	Die gesetzliche Verpflichtung zur Berichterstattung an den Aufsichtsrat obliegt dem Gesamtvorstand unter Federführung des Vorstandsvorsitzenden.	3.	The duty to report to the Supervisory Board shall be the responsibility of all Directors jointly with the CEO taking the lead.
4.	Der Vorstandsvorsitzende hat den Aufsichtsrat regelmäßig zu konsultieren vierteljährlichüber den Gang der Geschäfte und die Lage des Unternehmens mündlich und, wenn dieser es wünscht, auch schriftlich zu unterrichten. Alle Mitglieder des Vorstands haben den Vorstandsvorsitzenden bei der Erfüllung dieser Aufgabe zu unterstützen.	4.
			The CEO shall, on a regular basis, consult with the Supervisory Board and, on a und ihn quarterly basis, inform the Supervisory Board of business developments and the situation of the Company orally and, if so requested, in writing. All Directors shall support the CEO in his discharging this obligation.
5.	In allen Angelegenheiten, die für die Gesellschaft von besonderem Gewicht sind, hat der Vorstandsvorsitzende dem Aufsichtsrat unverzüglich mündlich oder schriftlich Bericht zu erstatten.	5.	In all matters of particular importance to the Company, the CEO shall without delay report orally or in writing to the Supervisory Board.
6.	Auch außerhalb der Berichterstattung ist im Verkehr zwischen Aufsichtsrat und Vorstand der Vorstandsvorsitzende für den Vorstand federführend.	6.	In matters other than reporting, the CEO shall take the lead in all communications between the Directors and the Supervisory Board.
7.	Berichte und Anträge von Vorstandsmitgliedern an den Aufsichtsrat sind dem Aufsichtsrat durch den Vorstandsvorsitzenden vorzulegen.	7.	Reports and applications by Directors to the Supervisory Board shall be submitted to the Supervisory Board by the CEO.
§ 4 Geschäftsverteilung		§ 4 Allocation of Responsibilities
1.	Der Vorstandsvorsitzende wird unter Berücksichtigung der den einzelnen Vorstandsmitgliedern aufgrund ihrer Dienstverträge zustehenden Aufgaben einen Geschäftsverteilungsplan vorbereiten.	1.	The CEO shall prepare a plan for the allocation of the responsibilities among the Directors, taking into account the responsibilities allocated to individual Directors in their service agreements.
2.	Die Feststellung,Änderung oder Aufhebung des Geschäftsverteilungsplans erfordert einen Beschluß des Gesamtvorstands und die Genehmigung des Aufsichtsrats. Kommt ein Beschluß des Vorstands nicht zustande, entscheidet der Vorstandsvorsitzende.	2.
			The adoption, alteration or cancellation of the plan for the allocation of responsibilities requires a resolution taken by the Directors jointly and the approval by so the Supervisory Board. If the Directors cannot agreee on a resolution, the CEO shall decide.

3.	Der Geschäftsverteilungsplan ist unverzüglich nach der Beschlußfassung durch den Gesamtvorstand dem Aufsichtsrat zur Genehmigung vorzulegen.	3.	Immediately following the resolution taken by the Directors, the plan for the allocation of responsibilities shall be submitted to the Supervisory Board for approval.
4.	Die Vorstandsmitglieder habenüber wichtige Maßnahmen und Entscheidungen innerhalb ihres Tätigkeitsbereichs undüber wesentliche Geschäftsvorfälle, Risiken und Verluste ihres Tätigkeitsbereichs den Vorstandsvorsitzenden sofort und den Gesamtvorstand der nächsten Sitzung zu unterrichten.	4.
			The Directors shall report on important measures and decisions within their area of responsibility and on important business events, risks and losses within their area of responsibility to the CEO without delay, and to all other Directors in the next meeting of in the Board.
5.	Der Vorstandsvorsitzende bestimmt, welche Angelegenheiten ihm vorzulegen sind. Er bestimmt ferner, auf welchen Gebieten und in welcher Weise mehrere Vorstandsmitglieder unbeschadet anderer Bestimmungen dieser Geschäftsordnung oder des Geschäftsverteilungsplans zusammenarbeiten sollen.	5.
			The CEO shall determine which matters shall be submitted to him personally. He shall moreover determine, irrespective of other provisions of these Rules of Procedure or of the plan for the allocation of responsibilities, in which areas and in which manner the Directors shall co-operate.
§ 5 Sitzungen und Beschlüsse		§ 5 Meetings and Resolutions
1.	Beschlüsse des Gesamtvorstandes werden in Sitzungen gefaßt. Auf Anordnung des Vorstandsvorsitzenden können Beschlüsse auch außerhalb von Sitzungen durch schriftliche, fernschriftliche, telegraphische, fernmündliche oder Telefax-Stimmabgabe gefaßt werden, sofern kein Mitglied diesem Verfahren unverzüglich widerspricht.	1.
			Resolutions to be taken by the Directors shall be taken in meetings. If determined by the CEO, resolutions may also be taken without a meeting by written, telex, telegraphic, telephone or telefax voting, unless any Director has objected thereto without delay.
2.	Sitzungen des Gesamtvorstands werden durch den Vorstandsvorsitzenden, im Falle seiner Verhinderung durch seinen Stellvertreter, vorbereitet und möglichst unter Mitteilung der Tagesordnung mit einer den Umständen angemessenen Frist einberufen und geleitet.	2.
			Meetings of the Directors shall be convened and chaired by the CEO, in the event of his absence by his deputy. The agenda should be made available together with the notice which has to observe a reasonable notice period, which period may vary according to the circumstances.
3.	Jedes Vorstandsmitglied ist berechtigt, die Einberufung einer Sitzung des Gesamtvorstandes durch den Vorsitzenden zu verlangen.	3.	Each Director has the right to request the CEO to convene a meeting of the Board.

4.	Sitzungen des Gesamtvorstandes sollen in regelmäßigen Abständen stattfinden. Sie müssen stets dann stattfinden, wenn das Wohl der Gesellschaft es erfordert.	4.	Meetings of the Board shall be conducted in regular intervals. They shall be held if the interest of the Company so requires.
5.	Abwesende Vorstandsmitglieder können an Beschlußfassungen des Gesamtvorstandes dadurch teilneh-men, daß sie durch andere Vorstandsmitglieder schriftliche Stimmabgabenüberreichen lassen.	5.	Directors who cannot attend a meeting may participate in the taking of Board resolutions by submitting their votes in writing through other Directors.
6.	Über wesentliche Beschlüsse des Gesamtvorstandes sollen Niederschriften angefertigt werden; sie werden vom Leiter der Sitzung oder, bei Abstimmung außerhalb von Sitzungen, vom Leiter der Abstimmung unterzeichnet.	6.
			Minutes shall be taken of all material decisions taken by the Board; the minutes shall be signed by the CEO of the meeting or, if votes are taken outside of meetings, by the CEO of the voting procedure.
§ 6 Planungswesen, Berichterstattung, Controlling		§ 6 Planning, Reporting, Controlling
1.	Der Vorstand wird dem Aufsichtsrat die folgenden Unternehmenspläne für die Gesellschaft und ihre Beteiligungsunternehmen bis spätestens 45 Tage vor Beginn eines jeden Geschäftsjahres zur Verabschiedung vorlegen:	1.	The Directors shall submit the following business plans of the Company and its affiliates to the Supervisory Board for approval no later than 45 days before the beginning of each financial year:
	a) Umsatz-, Kosten-, Investitions-, cash flow- und Liquiditätsplanung für das kommende Geschäftsjahr mit quartalsweiser Aufgliederung,		a) Turnover, cost, investment, cash flow and liquidity planning for the financial year to come, broken down into quarters,
	b) Grobplanung von Umsatz, Kosten, Investitionen, cash flow- und Liquidität der darauf folgenden zwei Geschäftsjahre,		b) estimates of turnover, cost, investment, cash flow and liquidity for the two financial years thereafter,
	c) Planbilanz mit Plangewinn und -verlustrechnung und cash flow-Planung für das kommende Geschäftsjahr,		c) projections for the balance sheet and the profit and loss statement and cash flow statement for the financial year to come,
	d) Maßnahmeplanung (einschließlich der Auswahl zu choices) beschaffender Technologie) für das kommende und das darauffolgende Geschäftsjahr.		d) action plan (including technology for the two financial years thereafter.
2.	Der Vorstand erstattet dem Aufsichtsrat Berichtüber diejenigen Informationen, die für die Beurteilung der wirtschaftlichen und finanziellen Lage der Gesellschaft und ihre Beteiligungsunternehmen von Bedeutung sind, insbesondere durch	2.
			The Board shall provide the Supervisory Board with reports containing the information which may be relevant for the evaluation of the business and financial situation of the Company and its affiliates, in particular by

	a) Berichterstattung durch vierteljährlichen, bis zum 15. Tag des jeweils zweiten Monats nach Ablauf eines Kalenderquartals erfolgenden Versand von konsolidierten GuV- und Bilanz-Datensowie von Daten zum kumulierten expiry Soll/Ist-Vergleich für das abgelaufene Kalenderquartal.
			a) the quarterly mailing of a report no later than the 15th day of the second month after the of a calendar quarter containing the consolidated P&L and balance sheet data and data for the comparison of accumulated planned/actual numbers for the completed quarter;
	b) Berichterstattungüber wesentliche Tatbestände unmittelbar nach deren Bekanntwerden.		b) reports on important facts immediately after they become known to any of the Directors.
3.	Der Vorstand wird eine Controllingfunktion einrichten und sie mit einer dem Vorstand unmittelbar unterstellten qualifizierten und erfahrenen Fachkraft besetzen, die auf Wunsch des Aufsichtsrats auch unmittelbar dem Aufsichtsrat zur Auskunft verpflichtet ist und dafür zu sorgen hat, daß der Vorstand Kenntnis von jeder Auskunft erhält, die diese Fachkraft dem Aufsichtsrat erteilt.	3.
			The Board shall establish a controlling function for which a qualified and experienced expert shall be employed who shall be directly subordinated to the Board. Upon the request of the Supervisory Board, this expert shall be obliged to report directly to the Supervisory Board as well and, whenever so reporting, shall ensure that any information given to the Supervisory Board shall be made available to the Directors.
§ 7 Zustimmungsbedürftige Geschäfte		§ 7 Transactions Subject to Consent

Folgende Geschäfte und Maßnahmen des Vorstands, allerdings nur soweit sie nicht bereits spezifisch in den vom Aufsichtsrat verabschiedeten Unternehmensplänen berücksichtigt sind, bedürfen eines zustimmenden, in den Fällern der Ziffern 1, 2 und 7 mit einer Mehrheit von 75% der Stimmen zu fassenden, Aufsichtsratsbeschlusses:
		The following business and measures, to the extent that they are not already specifically provided for in approved business plans, shall not be undertaken without the sanction of a prior resolution passed by the Supervisory Board, in any case concerning either of nos. 1, 2 and 7 with a majority of 75% of the votes cast:
1.	Einräumung von Optionen auf oder Rechten an oder die Ausgabe von Rechten, die in Wertpapiere oder Aktien der Gesellschaft gewandelt werden können;	1.	the grant of any option over or interest in, or the issue of any instrument carrying rights of conversion into, any other security or share of the Company;
2.	Einziehung, Erwerb, Umgestaltung, Zusammenlegung, Kraftloserklärung oder Umwandlung von Aktien, Wertpapieren oder anderen Schuldtiteln der Gesellschaft sowie jedeÄnderung der hiermit verbundenen Rechte;	2.
			the redemption, purchase, reorganisation, consolidation, cancellation or conversion of any of the share capital or securities or loan stock of the Company or in any way altering the rights attaching thereto;
3.	Beschlußfassungüber den Jahresabschluß oder, soweit nicht gesetzlich gefordert, dieÄnderung der Bilanzierungsgrundsätze und der Grundsätze des Berichtswesens;	3.	the adoption of the annual accounts or, otherwise than as required by law, the amendment of the accounting policies or reporting practices previously adopted by it;

4.
	Refinanzierung oderÄnderung der wirtschaftlichen Konditionen (Zinssatz, Endfälligkeit, Tilgung, Sicherheiten) von Verbindlichkeiten der Gesellschaft oder der gesamten Gruppe oder eines verbundenen Unternehmens von mehr als insgesamt Euro 25 Mio., Vereinbarungenüber die Aufnahme neuer Fremdmittel von mehr als insgesamt Euro 25 Mio. oder die Belastung (mit Ausnahme von kraft Gesetzes entstehenden Belastungen) der materiellen oder immateriellen Vermögensgegenstände der Gesellschaft oder eines Mitglieds der Gruppe, außer für Zwecke der Besicherung von Verbindlichkeiten eines Mitglieds der Gruppe gegenüber seinen Banken für Beträge bis zu Euro 25 Mio., die im Rahmen der gewöhnlichen und ordnungsgemäßen Geschäftstätigkeit der Gesellschaft geliehen wurden;	4.
			the refinancing or variation in the economic terms (interest rate, final maturity, amortisation, collateral) of any indebtedness of the Company or any of its affiliates (jointly "the Group") or the Group as a whole in excess of Euro 25,000,000 in aggregate or the entry into of any new borrowing arrangements for a sum in excess of Euro 25,000,000 in aggregate or the creation or, where appropriate, the issue of any charge, debenture, lien (other than a lien arising by operation of law) or other mortgage, encumbrance or security over the whole or any part of the undertaking, business, property or assets (tangible or intangible) of the Company or any Member of the Group, except for the purpose of securing the indebtedness of any Member of the Group to its bankers for sums of up to Euro 25,000,000 borrowed in the ordinary and proper course of the Business of the Company;
5.	folgende Rechtsgeschäfte und Maßnahmen:	5.	any of the following transactions and actions:
	(i) die Errichtung einer Zweigniederlassung oder eines Büros oder die Gründung einer neuen Tochtergesellschaft;		(i) the establishment of any branch or office or the creation of any new subsidiary;
	(ii) die Aufhebung einer Zweigniederlassung oder eines Büros oder die Liquidation oder Auflösung einer Tochtergesellschaft;		(ii) the closure of any branch or office or the liquidation or dissolution of any subsidiary;

	(iii) der Erwerb eines Dritten (auch einer Tochtergesellschaft) oder dieÜbernahme von Gesellschaftsanteilen, Schuldverschreibungen, Verbindlichkeiten, Grundpfandrechten oder von Sicherheiten oder einer Beteiligung an einem Unternehmen (auch einer Tochtergesellschaft);
			(iii) the acquisition of any person (including any subsidiary) or the subscription for shares, loan stock, debentures, mortgages or any security or any interest in any person (including any subsidiary);

	(iv) der Verkauf oder die Veräußerung eines Unternehmens (auch einer Tochtergesellschaft) oder von Gesellschaftsanteilen, Schuldverschreibungen, Verbindlichkeiten, Grundpfandrechten oder von Sicherheiten oder einer Beteiligung an einem Dritten oder von Ansprüchen gegen Dritte (einschließlich Tochtergesellschaften);
			(iv) the sale or other disposal of any company (including any subsidiary) or any shares, loan stock, debentures, mortgages or any security or any interest in or claim against any person (including any subsidiary);

	(v) der Erwerb oder Abschluß eines Vertrags zum Erwerb eines Dritten oder von materiellen oder Vermögensgegenständen oder jeder Beteiligung daran;		(v) the acquisition of or the entry into of any contract to acquire any immateriellen business, property or assets (tangible or intangible) or any interest therein;

	(vi) der Verkauf, dieÜbertragung, die Vermietung oder die Abtretung von bzw. die Aufgabe der Kontrolleüber das Unternehmen oder den Geschäftsbetrieb der Gesellschaft,über materielle oder Vermögensgegenstände oderüber das Eigentum der Gesellschaft, sei es jeweils ganz oder in Teilen, sowie der Abschluss hierauf gerichteter schuldrechtlicher Verträge;
			(vi) the sale, transfer, lease, assignment, disposal of or the parting with control of any interest in all or any part of the undertaking, business, property or assets (tangible or immaterielle intangible) of the Company or the entry into any contract to do so;

	es sei denn, daß der Gesamtwert eines solchen Rechtsgeschäfts oder einer solchen Maßnahme und anderer im gleichen Kalenderjahr abgeschlossener oder vorgenommener Rechtsgeschäfte und Maßnahmen gemäß (i) bis (vi) und Ziffer 17, den Betrag von Euro 25.000.000 nichtüberschreitet. Nachdem dem Aufsichtsratüber derartige Rechtsgeschäfte und Maßnahmen Bericht erstattet worden ist, kann der Aufsichtsrat nach freiem Ermessen und so oft wie erforderlich den Vorstand ermächtigen, weitere Rechtsgeschäfte und Maßnahmen gemäß (i) bis (vi) und Ziffer 17 ohne vorherige Zustimmung des Aufsichtsrats im jeweiligen Einzelfall vorzunehmen, wobei jedoch der Gesamtwert jeder derartigen Ermächtigung einschließlich des ursprünglichen Betrages von Euro 25.000.000 und früheren Ermächtigungen zu keiner Zeit Euro 25.000.000überschreiten darf.
			unless the aggregate value of such transaction or action together with any other transactions and actions of the types listed under (i) through (vi) and no. 17 which were entered into during the same calendar year falls short of Euro 25,000,000. After such transactions and actions have been reported to the Supervisory Board, the Supervisory Board may in its free discretion and as often as necessary authorise the Directors to enter into further transactions and actions of the types listed under (i) through (vi) and no. 17 without each individual transaction or action requiring the prior approval of the Supervisory Board, provided however that the aggregate value of any such authorisation together with any amounts remaining from the orignial Euro 25,000,000 limit and prior authorisations shall at no time exceed Euro 25,000,000.
6.	die Vereinbarung einer stillen Beteiligung oder einer vergleichbaren Gewinnbeteiligung oder eines Joint Ventures mit einem Dritten;	6.	the entry into of any silent partnership or similar profit sharing or joint venture agreement with any person;
7.	die Veranlassung oder Duldung einer wesentlichenÄnderung der Natur der Geschäftstätigkeit oder die Aufnahme oder Erweiterung von Geschäftstätigkeiten außerhalb der Bundesrepublik Deutschland;	7.	making or permitting of any material change to the nature of the Business or commence or further engage in business outside the Federal Republic of Germany;

8.	der Abschluß (soweit dies nicht in dieser Geschäftsordnung vorgesehen ist), dieÄnderung oder die Beendigung von Anteilskauf- und—übertragungsverträgen oder anderen Vereinbarungen zwischen der Gesellschaft und einem ihrer Aktionäre oder einer einem Aktionär nahestehenden Person;	8.
			the entry into (other than as contemplated by these Rules of Procedure), variation or termination of any Share Sale and Transfer Agreement or any other agreement between the Company and any of the Shareholders or Connected Person of any Shareholder;
9.	der Abschluß von Vereinbarungen mit Gläubigern der Gesellschaft, denen die Gesellschaft mehr als Euro 5.000.000 schuldet;	9.	making any arrangements with creditors of the Company to which the Company owes in the aggregate more than Euro 5,000,000;
10.	die Einführung, Beendigung oderÄnderung von Aktienoptionsplänen;	10.	the establishment, cancellation or variation of the terms of any share option scheme;
11.	die Genehmigung des jährlichen Entwurfs des Geschäftsplanes, Budgets und plan, Investitionsplanes sowie von wesentlichenÄnderungen des Geschäftsplans;	11.	the approval of the annual draft business budget and capital expenditure programme or the making of any substantial alteration to the Business Plan;
12.	die Einräumung von Garantien, Sicherheiten oder die Eingehung von Freistellungsverpflichtungen zur Besicherung von Verbindlichkeiten von Dritten mit Ausnahme von Gesellschaften der Gruppe im Rahmen des gewöhnlichen Geschäftsbetriebs;	12.	the giving of any guarantee, indemnity or security to secure the liabilities or obligations of any person except a Member of the Group in the ordinary course of business;
13.
	der Abschluß, dieÄnderung oder Beendigung von Verträgen oder Transaktionen, die (i) unmittelbar mehr als 10% der privaten Häuser, Wohnungen oder Wohngebäude betreffen, die gemäß dem konsolidierten Anschlußteilnehmerverzeichnis der Gesellschaft von den Mitgliedern der Gruppe gegenwärtig mit Fernsehsignalen versorgt werden oder versorgt werden können oder die im Falle von Systemen, die nicht den Mitgliedern der Gruppe gehören, in einer Liste erscheinen, die inÜbereinstimmung mit denjenigen Grundsätzen erstellt wurde, die die Gesellschaft bei der Erstellung der Gesellschaftsunterlagen anwendet ("angeschlossene Haushalte"), oder die (ii) die Zahlung von mehr als Euro .500.000 an einen Berater oder Makler vorsehen, außer für (a) die Prüfung des Jahresabschlusses der Gesellschaft und der Gruppe, (b) die Erbringung von laufenden juristischen Dienstleistungen an Mitglieder der Gruppe und (c) Zahlungen an Makler, die in unmittelbarem Zusammenhang mit einer Akquisition stehen;	13.
			entry into, variation or termination of any contract or transaction which either (i) will directly affect more than 10% of the private homes, apartments and other residential premises to which any Member of the Group either is currently or is capable of supplying with television signal as shown in the Company's consolidated subscriber records or, in the case of systems which are not owned by Members of the Group, appear in a listing prepared consistently applying the principles used in the preparation of the Company's records ("Homes Passed") or (ii) involves or is likely to involve the payment of more than Euro 500,000 in aggregate to any consultant, adviser or broker (other than in connection with (a) the audit of the Company and the Group, (b) the provision of ongoing legal services to the members of the Group and (c) payment of broker fees directly related to acquisitions;

14.	die Aufnahme von, Verteidigung in oder vergleichsweise Erledigung von Gerichts- und Schiedsverfahren,, die für den Geschäftsbetrieb wesentlich sind;	14.	the commencement of the prosecution or defence of, or the settlement of, any litigation or arbitration proceedings which are material in the context of the Business;
15.	die Ausreichung von Darlehen, Vorschüssen oder die Gewährung von Kredit (mit credit Ausnahme vonüblichen Geschäftskrediten oder Anzahlungen zur Sicherung einer Akquisition oder eines Vertrags) im Wert von mehr als Euro 5.000 im Einzelfall bis zu einem Höchstbetrag von insgesamt Angestellte (außer zur Hinterlegung bei Banken);	15.
			the making of any loan or advance or give any (other than normal trade credit or deposit to secure an acquisition or contract) in excess of Euro 5,000 per case up to a maximum of Euro 25,000 in aggregate to any employee, except for the purpose of making Euro 25.000 an deposits with bankers;
16.	Schenkungen oder Spenden, außer für gemeinnützige Zwecke, von bis zu Euro 25.000 im Einzelfall oder in mehreren Teilbeträgen innerhalb eines Geschäftsjahres;	16.	the making of any gift or donation except for charitable donations of up to Euro 25,000 in any single transaction or a series of transactions during any financial year;
17.	im Rahmen des Planungswesens nicht berücksichtigte sonstige Rechtsgeschäfte und Maßnahmen,es sei denn, daß der Gesamtwert dieses Rechtsgeschäfts oder dieser Maßnahme zusammen mit dem Gesamtwert der anderen während des gleichen Kalenderjahres abgeschlossenen bzw. vorgenommenen Rechtsgeschäfte und Maßnahmen gemäß Ziffer 5 (i) bis (vi) und dieser Ziffer 17, den Betrag von Euro 25.000.000 nichtüberschreitet. Die Vorschrift der Ziffer 5, letzter Satz, gilt entsprechend	17.
			any other transactions and actions which have not been approved in the budgeting process, unless the aggregate value of such transaction or action together with the value of any other transactions and actions of the types listed under no. 5 (i) through (vi) and this no. 17 which were entered into during the same calendar year falls short af Euro 25,000,000. The provision of no. 5, last sentence, shall apply mutatis mutandis
§ 8 Koordinierung bei Urlaub und Erkrankung		§ 8 Coordination in the case of holidays or sickness

Der Vorstandsvorsitzende stimmt die Urlaubswünsche und die entsprechenden Vertretungen der Vorstandsmitglieder im Einvernehmen mit dem Aufsichtsratsvorsitzenden aufeinander ab. Das entsprechende gilt im Fall der Erkrankung oder sonstigen Verhinderung eines Vorstandsmitglieds.
		The CEO of the Board shall co-ordinate the holiday requests and the appropriate representation of members of the management board in agreement with the CEO of the Supervisory Board. The same shall apply in the case of sickness or other hindrance of members of the Board.

§ 9 Verbundene Gesellschaften	§ 9 Group Companies

Der Vorstand ist verpflichtet, darauf hinzuwirken, daß bei der Leitung aller mit der Gesellschaft verbundenen Tochtergesellschaften die Regelungen dieser Geschäftsordnung beachtet werden, als gälten sie unmittelbar für die Tochtergesellschaft.
The Directors shall take all steps within their power to procure that each Member of the Group (other than the Company) shall observe and perform the provisions and so conditions contained in these Rules of Procedure as if they applied directly to such other Member of the Group.
§ 10 Änderung dieser Geschäftsordnung	§ 10 Alteration of these Rules of Procedure
Änderungen dieser Geschäftsordnung werden vom Aufsichtsrat mit einfacher Mehrheit der abgegebenen Stimmen beschlossen und dem Vorstand schriftlich mitgeteilt.	Amendments to these Rules of Procedure shall be resolved by the Supervisory Board from time to time by simple majority of all votes cast and shall be communicated to the Directors in writing.
§ 11 Vorrang der deutschen Fassung	§ 11 Prevailing of German Version
Für sämtliche rechtlichen Zwecke einschließlich der Auslegung dieser Geschäftsordnung ist ausschließlich die deutsche Fassung maßgebend.	For any legal purposes including the interpretation of this Rules of Procedure, only the German version shall be authoritative.